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March 8, 2004
Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999

            Re:       Registration Statement on Form S-8

                        Tyson Foods, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

            We have served as counsel for Tyson Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration of an aggregate of 22,500,000 shares of the Company's Class A common stock, par value $.10 per share (the "Shares"), reserved for issuance under the Company's Employee Stock Purchase Plan of the Company (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended.

            We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the adoption of the Plan as we have deemed necessary and advisable.

            In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies.  As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

            This opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.  This opinion is intended solely for the Company's use in connection with the registration of the Shares pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person.  This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena.  This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

            Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

            1.         the Shares have been duly authorized; and

            2.         upon the issuance and delivery of the Shares following receipt of lawful consideration therefor pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                        Very truly yours,
                                                                        /s/  Powell, Goldstein, Frazer & Murphy LLP
                                                                        Powell, Goldstein, Frazer & Murphy LLP